IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor the underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

The depositor has filed a registration statement (including prospectus) with the SEC for the offering to which this term sheet supplement relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering.  These documents may be obtained free of charge by visiting EDGAR on the SEC’s Internet website at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-323-5678.

Sequentials

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71+mm   GSR 06-1F 1A11   5.5/5.83  3.1yr -> 7.95yr Seq  126/c/300

106+mm  GSR 06-1F 2A12   6.0/6.17  3.1yr -> 7.95yr Seq  126/c/300

CMO GSR 061F 2A12

Scenario Report (Intex)

Generated: 01/31/2006 13:05:11

CUSIP	Monthly		As Of			1/06	Pricing	1/30/06	Original	156,139,000.00
Description:	Senior					Settle		2/3/06	Balance	156,139,000.00
Coupon:	6.000%					Next Proj		3/25/06	Factor	1.00000000
Collateral:	Cpn 6.00	WAC 6.17	WAM 357	WALA 2		Stated Final		0/0/00	Delay	24
Historical CPR’s:	1/06=	12/05=	11/05=	3mo=	6mo=	12mo=	SI=
Curve: 3m= 6m= 1yr= 2yr= 3yr= 4yr= 5yr= 7yr= 10yr= 30yr=

Input	Output	PSA	PSA	PSA	PSA	PSA	PSA	PSA	PSA
PREPAY		300	100	200	400	500	600	700	800
01MLIB	4.570	+0	+0	+0	+0	+0	+0	+0	+0
	Av Life	3.121	7.958	4.415	2.532	2.179	1.935	1.756	1.617
Price	Window	3/06-9/12	3/06-5/26	3/06-8/17 3/06-12/10		3/06-2/10	3/06-7/09	3/06-2/09 3/06-11/08
100-15	Yield	5.757	5.923	5.838	5.692	5.636	5.586	5.539	5.496
100-15+	Yield	5.752	5.921	5.833	5.686	5.628	5.577	5.529	5.486
100-16	Yield	5.746	5.918	5.829	5.679	5.621	5.568	5.520	5.475
100-16+	Yield	5.740	5.915	5.825	5.672	5.613	5.559	5.510	5.465
100-17	Yield	5.735	5.912	5.820	5.665	5.605	5.551	5.501	5.454
100-17+	Yield	5.729	5.910	5.816	5.658	5.597	5.542	5.491	5.444
100-18	Yield	5.723	5.907	5.812	5.651	5.589	5.533	5.482	5.434
100-18+	Yield	5.718	5.904	5.808	5.645	5.581	5.524	5.472	5.423
100-19	Yield	5.712	5.902	5.803	5.638	5.574	5.516	5.462	5.413
100-19+	Yield	5.706	5.899	5.799	5.631	5.566	5.507	5.453	5.403
100-20	Yield	5.701	5.896	5.795	5.624	5.558	5.498	5.443	5.392
100-20+	Yield	5.695	5.893	5.791	5.617	5.550	5.489	5.434	5.382
100-21	Yield	5.689	5.891	5.786	5.610	5.542	5.481	5.424	5.372
100-21+	Yield	5.684	5.888	5.782	5.603	5.534	5.472	5.414	5.361
100-22	Yield	5.678	5.885	5.778	5.597	5.526	5.463	5.405	5.351
100-22+	Yield	5.672	5.883	5.774	5.590	5.519	5.454	5.395	5.341
100-23	Yield	5.666	5.880	5.769	5.583	5.511	5.446	5.386	5.330
100-23+	Yield	5.661	5.877	5.765	5.576	5.503	5.437	5.376	5.320
100-24	Yield	5.655	5.874	5.761	5.569	5.495	5.428	5.367	5.310

This material is for your information. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected in this material. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this material or derivatives of those securities (including options). Information contained in this material is current as of the date appearing on this material only and supersedes all prior information regarding the securities and assets referred to in this material. Goldman, Sachs & Co. does not provide accounting, tax or legal advice. In addition, ,s us ub bj ej ce tc t ot o a appplilci ac ab bl el el al aw w, ,y oy ou u m ma ay yd di sics lcol os es ea an ny ya an nd d a alllla as ps pe ce tcst s of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman, Sachs & Co. imposing any limitation of any kind.

CMO GSR 061F 1A11

Scenario Report (Intex)

Generated: 01/31/2006 13:04:29

CUSIP	Monthly		As Of		1/06 Pricing		1/30/06 Original 71,654,000.00
Description: Senior					Settle		2/3/06 Balance 71,654,000.00
Coupon: 5.500%					Next Proj		3/25/06 Factor	1.00000000
Collateral: Cpn 5.46 WAC 5.83			WAM 356	WALA 3	Stated Final		0/0/00 Delay	24
Historical CPR’s: 1/06=		12/05=	11/05= 3mo= 6mo=		12mo=	SI=
Curve: 3m= 6m= 1yr= 2yr= 3yr= 4yr= 5yr= 7yr= 10yr= 30yr=
Input	Output	PSA	PSA	PSA	PSA	PSA	PSA	PSA	PSA
PREPAY		300	100	200	400	500	600	700	800
01MLIB	4.570	+0	+0	+0	+0	+0	+0	+0	+0
	Av Life	3.109	7.959	4.418	2.515	2.159	1.914	1.733	1.593
Price	Window	3/06-9/12	3/06-8/26 3/06-10/17 3/06-12/10			3/06-2/10	3/06-7/09	3/06-2/09 3/06-11/08
99-04	Yield	5.751	5.652	5.703	5.790	5.824	5.855	5.884	5.910
99-04+	Yield	5.745	5.649	5.698	5.783	5.816	5.846	5.874	5.899
99-05	Yield	5.739	5.646	5.694	5.776	5.808	5.837	5.864	5.889
99-05+	Yield	5.734	5.644	5.690	5.769	5.800	5.828	5.854	5.878
99-06	Yield	5.728	5.641	5.686	5.762	5.792	5.819	5.844	5.867
99-06+	Yield	5.722	5.638	5.681	5.755	5.784	5.810	5.834	5.857
99-07	Yield	5.716	5.635	5.677	5.748	5.776	5.801	5.824	5.846
99-07+	Yield	5.711	5.633	5.673	5.741	5.768	5.792	5.815	5.835
99-08	Yield	5.705	5.630	5.668	5.734	5.760	5.783	5.805	5.825
99-08+	Yield	5.699	5.627	5.664	5.727	5.752	5.774	5.795	5.814
99-09	Yield	5.693	5.625	5.660	5.720	5.744	5.765	5.785	5.804
99-09+	Yield	5.688	5.622	5.656	5.714	5.736	5.756	5.775	5.793
99-10	Yield	5.682	5.619	5.651	5.707	5.728	5.748	5.765	5.782
99-10+	Yield	5.676	5.616	5.647	5.700	5.720	5.739	5.756	5.772
99-11	Yield	5.670	5.614	5.643	5.693	5.712	5.730	5.746	5.761
99-11+	Yield	5.665	5.611	5.638	5.686	5.704	5.721	5.736	5.750
99-12	Yield	5.659	5.608	5.634	5.679	5.696	5.712	5.726	5.740

This material is for your information. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected in this material. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this material or derivatives of those securities (including options). Information contained in this material is current as of the date appearing on this material only and supersedes all prior information regarding the securities and assets referred to in this material. Goldman, Sachs & Co. does not provide accounting, tax or legal advice. In addition, ,s us ub bj ej ce tc t ot o a appplilci ac ab bl el el al aw w, ,y oy ou u m ma ay yd di sics lcol os es ea an ny ya an nd d a alllla as ps pe ce tcst s of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman, Sachs & Co. imposing any limitation of any kind.